Exhibit 3.1

AMENDMENT TO THE BYLAWS

OF

Lotus Pharmaceuticals, Inc.

(a Nevada corporation)

February 18, 2011

The Bylaws of Lotus Pharmaceuticals, Inc., a Nevada corporation, are hereby amended as follows:

Article VI, Section 5 shall be deleted in its entirety and replaced by the following which shall be inserted in lieu thereof:

“Section 5. The stock transfer book may not be closed for any purpose. The Board of Directors may fix in advance a date as the record date for the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or  entitled  to  receive  a  distribution  by  the  corporation  (other  than a distribution involving a purchase or redemption by the corporation of any of its own  shares)  or a  share  dividend,  or in  order  to make a  determination  of shareholders  for any other proper  purpose, such date in any case to be not more than sixty (60) days, and, in the case of a meeting of shareholders, not less than ten (10) days, prior to the date on which the particular action requiring such determination of shareholders is to be taken.  If no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, or shareholders entitled to receive a distribution (other than a distribution involving a purchase or redemption by the corporation of any of its own shares) or a share dividend, the date on which notice of the meeting is mailed or the date  on  which  the  resolution  of  the  Board  of  Directors  declaring  such distribution or share dividend is adopted,  as the case may be, shall be the record date for such determination of shareholders.  When a determination of shareholders  entitled to vote at any meeting  of  shareholders  has  been  made as  provided  in this  Section,  such determination  shall  apply  to  any  adjournment  thereof.”

This Amendment was adopted in accordance with the Bylaws of Lotus Pharmaceuticals, Inc. on February 18, 2011.

APPROVED:	/s/ Liu Zhongyi Liu Zhongyi